Exhibit 10.2
HARVEST NATURAL RESOURCES
2010 LONG TERM INCENTIVE PLAN
Employee Restricted Stock Award Agreement
          This Restricted Stock Award Agreement (this “Agreement”) is made at Houston, Texas, USA, effective as of «Grant_Date» (the “Grant Date”), by and between HARVEST NATURAL RESOURCES, INC. (the “Company”) and «First_Name» «Last_Name» (the “Grantee”).
          It is hereby agreed as follows:
1.	Grant of Restricted Stock; Consideration. The Company has granted (the “Grant”), pursuant to Article VII of the Harvest Natural Resources 2010 Long Term Incentive Plan (the “Plan”), to the Grantee on the Grant Date «Restricted_Stock_Grant» shares of the Company’s Common Stock, par value $0.01 per share (the “Restricted Shares”), subject to the terms of this Agreement and the Plan.

The Grantee shall not be required to pay any consideration for the Grant, except for his agreement to serve as an employee of the Company or any Affiliate and other agreements set forth herein.

2.	Incorporation of Plan by Reference. The Grant has been granted to the Grantee under the Plan, a copy of which has been previously made available to the Grantee. All of the terms, conditions, and other provisions of the Plan are hereby incorporated by reference into this Agreement. Capitalized terms that are not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan. If there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

3.	Restriction Period.
(a)	The shares of the Stock that are granted hereby shall be subject to the forfeiture restrictions set forth in this Agreement and the Plan (the “Forfeiture Restrictions”). Subject to all of the terms and conditions of the Plan and this Agreement, and except as provided below in this paragraph 3 in the event of a Change in Control, death, Disability or layoff, the period during which the Forfeiture Restrictions shall apply to the Restricted Shares shall commence on the Grant Date and end on «Restricted_Until» (the “Restriction Period”). At the end of the Restriction Period, all the Forfeiture Restrictions applicable to the Restricted Shares shall lapse, provided that the Grantee’s employment with the Company and its Affiliates has not terminated prior to the end of the Restriction Period, and, subject to paragraph 7 of this Agreement, a stock certificate or electronic book entry for the number of shares of the Stock granted hereby shall be delivered to the Grantee, the Grantee’s beneficiary or the Grantee’s estate, whichever is applicable at the time of delivery.

(b)	Notwithstanding any other provision of this Agreement to the contrary, if, during the Restriction Period, a Change in Control occurs then all remaining Forfeiture Restrictions shall lapse as to the Restricted Shares that are granted hereby upon the occurrence of the Change in Control provided that the Grantee continues to be employed by the Company or an Affiliate immediately prior to the occurrence of such Change in Control. For purposes of this Agreement, a “Change in Control” means the occurrence of any of the following:
(i)	the acquisition by any individual, by any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity (each, an “Entity”) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a “Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 50 percent or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that for purposes of this subsection (i) of this paragraph 3(b) the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Entity controlled by the Company, or (C) any acquisition by any Entity pursuant to a transaction which complied with clauses (A), (B) and (C) of subsection (iii) of this paragraph 3(b); or

(ii)	individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the date of this Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors; or

(iii)	the consummation of a reorganization, merger or consolidation or sale of the Company, or a disposition of at least 50 percent of the assets of the Company including goodwill (a “Business Combination”), provided, however, that for purposes of this subsection (iii), a Business Combination will not constitute a Change in Control if the following three requirements are satisfied: following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of the ownership interests of the Entity resulting from such Business Combination (including, without limitation, an Entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries or other affiliated entities) in substantially the same proportions as their ownership immediately prior to such Business

Combination, (B) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such Entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50 percent or more of, respectively, the ownership interests in the Entity resulting from such Business Combination, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the Entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination. For this purpose any individual who becomes a director after the date of this Agreement, and whose election or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors.
(c)	Notwithstanding any provisions of this paragraph 3 to the contrary, upon the termination of the Grantee’s employment relationship with the Company and all of its Affiliates due to the death of the Grantee, the Grantee incurring a Disability or the Grantee being laid off and entitled to receive benefits under a Company severance plan, the Forfeiture Restrictions shall lapse as to the Restricted Shares that are granted hereby on the date of such termination of the Grantee’s employment relationship.

(d)	Notwithstanding any provisions of this paragraph 3 to the contrary, if, prior to the time at which the forfeiture restrictions lapse, the Grantee’s employment with the Company is terminated for any reason except death, Disability and layoff with benefits under a Company severance plan as provided in paragraph 3(c), this Agreement and the Restricted Shares shall be canceled and forfeited and all rights of the Grantee thereunder and thereto shall terminate at the time the Grantee’s employment with the Company is terminated.
4.	Restrictions. Effective as of the Grant Date, the Company shall cause to be issued in the Grantee’s name the Restricted Shares. The Company shall cause electronic book entries evidencing the Restricted Shares, and any shares of the Stock or rights to acquire shares of the Stock distributed by the Company in respect of Restricted Shares during any Restriction Period (the “Retained Stock Distributions”), to be issued in the Grantee’s name. During the Restriction Period such electronic book entries shall contain a restrictive legend notation to the effect that ownership of such Restricted Shares (and any Retained Stock Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan and this Agreement. The Grantee shall have the right to vote the Restricted Shares awarded to the Grantee herein and to receive and retain all regular dividends paid in cash or property (other than Retained Stock Distributions), and to exercise all other rights, powers and privileges of a holder of the Stock, with respect to such Restricted Shares, with the exception that (a) the Grantee shall not be entitled to delivery of such Restricted Shares until the Forfeiture

Restrictions shall have expired, (b) the Company shall retain custody of all Retained Stock Distributions made or declared with respect to the Restricted Shares (and such Retained Stock Distributions shall be subject to the same restrictions, terms and conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Stock Distributions shall have been made, paid, or declared shall have become vested, and such Retained Stock Distributions shall not bear interest or be segregated in separate accounts, and (c) the Grantee may not sell, assign, transfer, pledge, exchange, encumber, or dispose of the Restricted Shares or any Retained Stock Distributions during the Restriction Period. Upon issuance the book entry representing the Restricted Shares shall be delivered to such depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Restricted Shares occurs or the Forfeiture Restrictions lapse, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Shares and any securities constituting Retained Stock Distributions which shall be forfeited in accordance with the Plan and this Agreement.

5.	Non-Transferability. The Grant shall not be transferable to any third party by the Grantee otherwise than by will or the laws of descent and distribution.

6.	Compliance with Laws and Regulations. The obligation of the Company to deliver Restricted Shares is conditioned upon compliance by the Grantee and by the Company with all applicable laws and regulations, including regulations of federal and state agencies. If requested by the Company, the Grantee shall provide to the Company, as a condition to the delivery of any certificates representing Restricted Shares, appropriate evidence, satisfactory in form and substance to the Company, that he is acquiring the Restricted Shares for investment and not with a view to the distribution of the Restricted Shares or any interest in the Restricted Shares, and a representation to the effect that the Grantee shall make no sale or other disposition of the Restricted Shares unless (a) the Company shall have received an opinion of counsel satisfactory to it in form and substance that such sale or other disposition may be made without compliance with registration or other applicable requirements of federal and state laws and regulations, and (b) all steps required to comply with such laws and regulations in connection with the sale or other disposition of the Restricted Shares have been taken and all necessary approvals have been received. The certificates representing the Restricted Shares may bear an appropriate legend giving notice of the foregoing restrictions on transfer of the Restricted Shares, and any other restrictive legend deemed necessary or appropriate by the Committee.

7.	Tax Withholding. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in income to the Grantee or other holder of the Grant for federal, foreign, state or local income, employment or other tax purposes with respect to which the Company or any Affiliate has a withholding obligation, the Grantee or other holder shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company or any Affiliate may require to meet its obligation under applicable tax laws or regulations, and, if the person fails to do so, the Company is authorized to withhold from the Restricted Shares granted hereby or from any cash or stock remuneration then or thereafter payable to the Grantee in any capacity any tax required to be withheld by reason of such resulting income. The Company shall have no obligation to issue a stock certificate or electronic book entry for the shares of the Stock granted hereby on lapse of the Forfeiture Restrictions until the Company or an Affiliate has received payment sufficient to cover the withholding tax obligations described in this paragraph 7.

8.	Section 83(b) Election. The Grantee shall not exercise the election permitted under section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Restricted Shares without properly completing the attached NOTICE OF SECTION 83(b) ELECTION and delivering the completed notice to the Director, Human Resources and Administrator along with the entire amount necessary to satisfy the Company’s attendant tax withholding obligations, if any, resulting from the Grantee’s election.

9.	Grantee Bound by Plan. In accepting the award of the Restricted Shares set forth in this Agreement the Grantee accepts and agrees to be bound by all the terms and conditions of this Agreement and the Plan (as presently in effect or hereafter amended), and by all decisions and determinations of the Committee.

10.	Binding Effect: Integration: No Other Rights Created. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement and the Plan constitute the entire agreement between the parties with respect to the Grant, and supersedes any prior agreements or documents with respect to the Grant. Neither this Agreement nor the grant of the Grant shall constitute an employment agreement, nor shall either confer upon the Grantee any right with respect to his continued status with the Company.

HARVEST NATURAL RESOURCES, INC.

BY:
James A. Edmiston

TITLE: President and CEO

GRANTEE:

«First_Name» «Last_Name»

DATE:

NOTICE OF SECTION 83(b) ELECTION (FOR U.S. CITIZENS ONLY):
As permitted under Section 83 (b) of the Internal Revenue Code of 1986, as amended, I intend to make the following irrevocable election:
☐	I intend to make the election permitted under Section 83 (b) of the Internal Revenue Code of 1986, as amended, to be taxed immediately on the award of the Restricted Shares. I understand the consequences and procedures for making this election, and I understand that it is my responsibility to file the election with the Internal Revenue Service.

☐	I do not intend to make the election permitted under Section 83 (b) of the Internal Revenue Code of 1986, as amended, and will be taxed upon the lapse of restrictions applicable to the Restricted Shares.

«First_Name» «Last_Name»